EXHIBIT 23.1

Russell E. Anderson,CPA Russ Bradshaw, CPA William R. Denney, CPA Sandra Chen, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Continental Alloy Wheel Corporation

We hereby consent to the use of our Report of Independent Registered Public Accounting Firm, dated April 2, 2013, on our audit of the financial statements of Continental Alloy Wheel Corporation as of December 31, 2012 and 2011,  and for the period from December 28, 2010 (inception) through December 31, 2012, in the Registration Statement on Form S-1/A dated on or about July 30, 2013.

/s/ Anderson Bradshaw PLLC
ANDERSON BRADSHAW PLLC
Salt Lake City, Utah
July 25, 2013

 5296 S. Commerce Dr
Suite 300
Salt Lake City, Utah 84107
USA
(T) 801.281.4700
(F) 801.281.4701

Suite A, 5/F
Max Share Center
373 Kings Road
North Point
Hong Kong
(T) 852.21.555.333
(F) 852.21.165.222

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